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Rider attached to and forming a part of Policy
issued by MONY Life Insurance Company of America
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Endorsements

(Endorsements may be made only by the Company, and any on this page were made when this Policy was issued, unless otherwise stated.)

Guaranteed Death Benefit Rider

The Benefit - While this rider is in force, if on any Monthly Anniversary Day the Policy would otherwise lapse in accordance with the provisions of its Grace Period (see Grace Period section), the Policy will nonetheless continue in force during that policy month. We will deduct the monthly deduction to the extent possible and we will waive any excess not deducted as applicable. This rider does not guarantee the continuation of any Adjustable Term Insurance Rider under the policy.

Guarantee Period - The guarantee period for this rider is to the Insured's age 95.

Rider Cost - The monthly cost of this rider is included in the monthly deduction for the Policy. After the date this rider ends there will be no monthly deduction for it.

Monthly Guarantee Premium - The monthly guarantee premium for this rider at issue is shown in Section 1 and is based on the Insured's age, sex, if applicable, class of risk, the Specified Amount and any other riders.

A new monthly guarantee premium will be determined for any change in the Target Death Benefit, Specified Amount or Death Benefit Option, based on the Insured's age and class of risk on the effective date of the increase. A new monthly guarantee premium will also be determined when any other riders are terminated.

The cumulative monthly guarantee premium is the sum of each monthly guarantee premium times the number of inforce policy months during which that premium was applicable. Unless otherwise terminated (see Termination of Rider below) this rider will continue in force during its Guarantee Period if on each Monthly Anniversary Day: (a) the total premium received (less any partial surrenders and their fees) exceed the cumulative monthly guarantee premium; and (b) the account value of the Policy exceeds debt under the Policy.

Rider Grace Period

A. If on any Monthly Anniversary Day the total premiums received less any partial surrenders and their fees do not exceed the cumulative monthly guarantee premium, we will send a notice of insufficient premium. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) the difference between total premiums less any partial surrenders and their fees and the cumulative monthly guarantee premium; plus (b) an amount equal to the greater of (i) two monthly guarantee premiums; or
     (ii) the number of monthly guarantee premiums until the next scheduled premium due date.

B. If ever the debt under the Policy exceeds its account value we will send a notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) the difference between the debt and the account value; plus (b) the amount described in A(b) above.

If, on a Monthly Anniversary Day, the condition of insufficient premium described in A above and insufficient value described in B above both occur simultaneously, the greater of the amount described in A or B will be payable within 61 days from the date of notice.

If the payment described above is not received within the grace period, this rider will end and the provisions of the Grace Period of the Policy will again apply (see Grace Period of Policy). The notice will be mailed to the last known address of the Insured and of any assignee of record.

Termination of Rider - This rider will end on the earliest of: (a) the end of the 61 day rider grace period if payment of the amount required under that provision is not received; (b) the death of the Insured; (c) the last day of its Guarantee Period, (d) the date the Policy goes out of force; or (e) the Monthly Anniversary Day that coincides with, or next follows the date on which we receive written request to end the rider.

On and after its end, this rider will have no force.

Effective on the date of issue of the Policy.

                                                   /s/  David S. Waldman
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                                                   DAVID S. WALDMAN, Secretary